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                                                                  EXECUTION COPY

                              MANAGEMENT AGREEMENT

      This Management Agreement (this "AGREEMENT") is entered into as of the 27th day of August, 2004, by and among: (i) Nortek Holdings, Inc., a Delaware corporation organized in July 2004 and formerly named THL Buildco Holdings, Inc. ("HOLDINGS"), (ii) Nortek, Inc., a Delaware corporation and a wholly-owned subsidiary of Nortek Holdings (the "COMPANY"), and (iii) THL Managers V, LLC, a Delaware limited liability company (the "SPONSOR").

      WHEREAS, certain affiliates of THL, together with other co-investors, have provided equity financing to the Company's indirect parent, THL-Nortek Investors, LLC, a Delaware limited liability company ("INVESTORS");

      WHEREAS, Investors' subsidiary, Holdings and Holdings' subsidiary, THL Buildco, Inc. ("TRANSITORY CO.") entered into that certain Stock Purchase Agreement dated as of July 15, 2004 (the "PURCHASE Agreement") with stockholders of Nortek Holding, Inc., a Delaware corporation ("OLD NORTEK HOLDINGS") pursuant to which, as of the date hereof, Transitory Co. acquired all of the outstanding stock of Old Nortek Holdings (the "ACQUISITION"), after which (i) first, Transitory Co. merged with and into Old Nortek Holdings (the "FIRST MERGER") and
(ii) then Old Nortek Holdings, as the surviving corporation of the First Merger, merged with and into the Company (the "SECOND MERGER" and, together with the First Merger, the "MERGERS");

      WHEREAS, immediately following the Mergers, Holdings changed its name to "Nortek Holdings, Inc.";

      WHEREAS, the Sponsor has staff specifically skilled in corporate finance, strategic corporate planning, and other management skills and advisory services;

      WHEREAS, the in connection with the Acquisition and the Mergers and related transactions, the Sponsor provided advice and analysis including assistance with due diligence and other investigatory matters related to Old Nortek Holdings, its subsidiaries and the industries in which they operate, and advice with respect to senior debt facilities, arrangement and negotiation of senior executive management employment agreements and related arrangements and other matters (collectively, "ADVISORY SERVICES");

      WHEREAS, Company will require the Sponsor's special skills and management advisory services in connection with its business operations and execution of its strategic plan; and

      WHEREAS, the Sponsor is willing to provide such skills and services to the Company;

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Services. The Sponsor hereby agrees that if, during the term of this Agreement (the "TERM"), the Company reasonably and specifically requests that the Sponsor provide the services set forth below and the Sponsor agrees to provide such services, the Sponsor or one of its affiliates will provide the following services to the Company and its subsidiaries:
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      (a)   advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments related to the Company's finances or relationships with banks or other financial institutions; and

      (b) advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company, and other senior management matters related to the business, administration and policies of the Company.

      The Sponsor shall have no obligation to the Company as to the method or timing of services rendered hereunder, and the Company shall not have any right to dictate or direct the details of the performance of services by the Sponsor rendered hereunder.

      The parties hereto expressly acknowledge that the services to be performed hereunder by the Sponsor shall not include investment banking or other financial advisory services rendered by Sponsor or its affiliates to the Company in connection with any specific acquisition, divestiture, refinancing or recapitalization by the Company or any of its subsidiaries for which the Sponsor may be entitled to receive additional compensation by mutual agreement of the Company or its subsidiary and the Sponsor. This Agreement shall in no way prohibit the Sponsor or any of its affiliates or any of their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in other activities, whether or not competitive with any business of the Company of any of its affiliates.

      2. Payment of Fees. In exchange for the Advisory Services and the Sponsor's agreement to provide the services described in clauses (a) and (b) of
Section 1, the Company hereby agrees to pay to the Sponsor (or its designee) the following fees:

      (a) a transaction fee in connection with the transactions contemplated in the Purchase Agreement payable at the Closing (as defined in the Purchase Agreement) of $25,000,000; and

      (b) an annual management fee (the "FEE"), payable in advance in semi-annual installments beginning at the Closing (as described below) and thereafter on the first business day of January and July of each year commencing in January 2005, in an amount per year equal to the greater of (i) $2,000,000 and (ii) 0.75% of Consolidated EBITDA (as defined in the Credit Agreement dated as of August 27, 2004, among the Company, Holdings, and the lenders and other parties from time to time party thereto, including UBS AG, Stamford Branch, as Administrative Agent and Swing Line Lender, Bank of America, N.A., as L/C Issuer, UBS Securities LLC and Credit Suisse First Boston, as Joint Lead Arrangers and Joint Bookrunners, and Credit Suisse First Boston, as Syndication Agent, as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time) before deducting the Fee payable pursuant to this
Section 2(b) ("ADJUSTED EBITDA"), commencing at the Closing Date (it being understood that the Fee shall be payable semi-annually in advance based on the prior year's Adjusted EBITDA, with an adjustment of the Fee for any fiscal year payable promptly following the determination of Adjusted EBITDA for such fiscal year or on termination of this Agreement).

      Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available funds to the accounts specified on Exhibit A attached hereto, or to such other account(s) as

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each Sponsor may specify in writing to the Company. The first installment of the
Fee shall be payable at the Closing. All references to "per annum" or "annual" herein refer to the fiscal year of the Company. The initial payment of the annual Fee (for the period from the Closing Date to December 31, 2004) shall be pro rated to reflect the portion of the current fiscal year which elapses prior to the Closing and therefore will be in an amount equal to $2 million multiplied by a fraction, the numerator of which is the number of days from and including the Closing Date to and including December 31, 2004 and the denominator of which is 365).

      3. Term. This Agreement shall be effective as of the date hereof and shall continue in full force and effect, unless and until terminated by the Sponsor. Upon any termination of this Agreement, each of (a) the obligations of the Company under Section 4 below, (b) any and all owed and unpaid obligations of the Company under Section 2 above and (c) the provisions of Section 7 shall survive any termination of this Agreement to the maximum extent permitted under applicable law. In the event that the Sponsor terminates this Agreement upon or in connection with the consummation of any public offering of the equity securities of the Company or Holdings, the Company will, upon such termination, pay the Sponsor a cash lump-sum termination fee equal to the net present value of the fees that would have been payable to such Sponsor (but for the termination hereof) pursuant to Section 2(b) hereof for a period of seven (7) years from the date of such termination calculated using a discount rate equal to the ten-year treasury rate on the date of such termination. Such termination fee shall be payable by wire transfer of immediately available funds within ten
(10) days after the date of termination to the account specified on Exhibit A attached hereto, or to such other account(s) as the Sponsor may specify in writing to the Company.

      4.    Expenses; Indemnification.

      (a) Expenses. In addition to the fees set forth in Section 2 hereof, the Company agrees to pay on demand all reasonable costs and expenses incurred by the Sponsor and their affiliates or any of them in connection with this Agreement and in connection with performing services hereunder including but not limited to air travel charged at charter equivalent rates, legal, consulting, out of pocket and other expenses, including but not limited to the reasonable fees and disbursements of Ropes & Gray LLP, counsel to the Sponsor, and any other consultants or advisors retained by the Sponsor or its respective counsel arising in connection therewith, including but not limited to the preparation, negotiation and execution of this Agreement, the performance of services hereunder (including, without limitation, reasonable fees and expenses of independent professionals, research, transportation and per diem costs).

      (b) Indemnity and Liability. The Company will indemnify and hold harmless the Sponsor, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person or entity being an "INDEMNIFIED PARTY") from and against any and all losses, claims, damages and liabilities, whether joint or several, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative, in which an Indemnified Party was involved or may be involved, or threatened to be involved, as a party or otherwise (the "LIABILITIES"), related to, arising out of or in connection with (i) the advisory and consulting services contemplated by this Agreement or the engagement of the Sponsor pursuant to, and the performance by the Sponsor of the services contemplated by, this Agreement, or (ii) any other action taken by an Indemnified Party on behalf

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of the Company, whether or not pending or threatened, or any other action taken by an Indemnified Party on behalf of the Company, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company, except, in the case of this clause (ii), to the extent that it is finally determined by a court of competent jurisdiction that such Liabilities result solely from either a breach by an Indemnified Party of its fiduciary duties or a breach by an Indemnified Party of a contractual obligation. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, provided that, subject to the following sentence, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment. Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim, suit, investigation or proceeding in which both the Company and/or one or more of its subsidiaries, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Company and to control its own defense of such action, claim, suit, investigation or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the applicable Indemnified Party (which such consent shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in any pending or threatened claim, suit, investigation, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, suit, investigation, action or proceeding. Provided the Company is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the consent of the Company (which such consent shall not be unreasonably withheld). The Company will not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct by an Indemnified Party. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

      The Company agrees that if any indemnification sought by any Indemnified Party pursuant to this Section 4 is unavailable for any reason or is insufficient to hold the Indemnified Party harmless against any Liabilities referred to herein, then the Company shall contribute to the Liabilities for which such indemnification is held unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the transactions which gave rise to such Liabilities or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of the Company, on the one hand, and the Indemnified Party, on the other hand, as well as any other equitable considerations, subject to the

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limitation that in any event the aggregate contribution by the Indemnified
Parties to all Liabilities with respect to which contribution is available hereunder shall not exceed the fees actually received by the Sponsor in connection with the transaction which gave rise to such Liabilities (excluding any amounts paid as reimbursement of expenses).

      5. Assignment, etc. Except as provided below, no party hereto shall have the right to assign this Agreement. The Sponsor acknowledges that its services under this Agreement are unique. Accordingly, any purported assignment by the Sponsor (other than as specifically permitted below) shall be void. Notwithstanding the foregoing, the Sponsor may assign all or part of its rights and obligations hereunder to any affiliate of such Sponsor which provides services similar to those called for by this Agreement.

      6. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by the Sponsor and the Company. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person or entity nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

      7.    Miscellaneous.

      (a) Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

      (b) Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of New York. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 10 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 10 does not constitute good and sufficient service of process. The

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provisions of this Section 7(b) shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of New York.

      (c) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 7(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby. Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

      8. Independent Contractor. The parties agree and understand that the Sponsor is and shall act as an independent contractor of the Company in the performance of its duties hereunder. The Sponsor is not, and in the performance of its duties hereunder will not hold itself out as, an employee, agent or partner of the Company.

      9. Merger/Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

      10. Notice. All notices, demands, and communications of any kind which any party may require or desire to serve upon any other party under this Agreement shall be in writing and shall be served upon such other party and such other party's copied persons as specified below by personal delivery to the address set forth for it below or to such other address as such party shall have specified by notice to each other party or by mailing a copy thereof by certified or registered mail, or by Federal Express or any other reputable overnight courier service, postage prepaid, with return receipt requested, addressed to such party and copied persons at such addresses. In the case of service by personal delivery, it shall be deemed complete on the first business day after the date of actual delivery to such address. In case of service by mail, it shall be deemed complete, whether or not received, on the third day after the date of mailing as shown by the registered or certified mail receipt. In case of service by overnight courier, it shall be deemed complete, whether or not received, on the first business day after the date of mailing as shown by the courier service receipt. Notwithstanding the foregoing, notice to any party or copied person or entity of change of address shall be deemed complete only upon actual receipt by an officer or agent of such party or copied person.

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      If to Holdings or the Company, to it at:

            Nortek, Inc.
            50 Kennedy Plaza
            Providence, RI 02093
            Attn: Kevin W. Donnelly, Esq., Vice President, General Counsel and Secretary
            Telecopier: (401) 751-4610

      If to Sponsor, to it at:

            THL Managers V, LLC
            c/o Thomas H. Lee Partners, L.P.
            100 Federal Street, 35th Fl.
            Boston, MA 02110
            Attention:  Mr. Anthony J. DiNovi
                        Mr. Kent Weldon
                        Mr. Joshua Nelson
            Telecopier: (617) 227-3514

      with a copy to:

            Ropes & Gray LLP
            One International Place
            Boston, Massachusetts 02110
            Attention:  Patrick Diaz, Esq.
            Telecopier: (617) 951-7050

      11. Severability. If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be, deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

      12. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

      13. Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

      14. Prevailing Party. If any legal action or other proceedings is brought for a breach of this Agreement or any of the warranties herein, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

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      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

                                        NORTEK HOLDINGS, INC.

                                        By: __________________________
                                            Name:
                                            Title:

                                        NORTEK, INC.

                                        By: __________________________
                                            Name:
                                            Title:

                                        THL MANAGERS V, LLC

                                        By: Thomas H. Lee Partners, L.P., its
                                            Managing Member

                                        By: THL Equity Advisors V, L.P., its
                                            General Partner

                                        By: _________________________
                                            Name: Anthony J. DiNovi
                                            Title:  Managing Director
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                                                                       EXHIBIT A

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